Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-237961, 333-256607 and 333-272826) on Form S-3 and (No. 333-235750, 333-271905 and 333-272529) on Form S-8 of our report dated February 28, 2023, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc.

/s/ KPMG LLP

Los Angeles, California
February 27, 2024